Exhibit 99.1

NEXGEL New Strategic Partner, Sequence LifeScience™, Leads Financing with $5.5 Million to Complete Acquisition of Celularity Degenerative Disease Segment

Transaction expected to approximately triple NEXGEL’s annual revenue to approximately $35 million and is expected to be immediately accretive to profitability

Licensing and acquiring a diversified suite of 6 established regenerative biomaterial products, most with existing insurance reimbursement, along with three new product 510(k) filings planned for 2026, 2027, and 2028

Forms BioNX Surgical, a division of NEXGEL

LANGHORNE, Pa. – April 21, 2026 — NEXGEL, Inc. (“NEXGEL” or the “Company”) (NASDAQ: “NXGL”), a leading provider of healthcare, beauty, and over-the-counter (OTC) products including ultra-gentle, high-water-content hydrogel products for healthcare and consumer applications, today announced the closing of its previously announced license and acquisition of a portfolio of commercial-stage regenerative biomaterials products from Celularity Inc. (NASDAQ: CELU), a regenerative and cellular medicine company. The Company has also launched BioNX Surgical, a new division of NEXGEL.

The closing of this transaction will be financed under new terms and led by a $5.5 million strategic investment from Sequence LifeScience™, a leader in regenerative medicine manufacturing. The transaction was financed through a convertible note with $0.60 conversion price and 50% warrant coverage with a strike price of $0.80.

“We are pleased to partner with Sequence LifeScience™, to lead this financing round and support the closing of our transaction,” said Adam Levy, Chief Executive Officer of NEXGEL. “This marks a transformative moment for NEXGEL. With this transaction now complete we have strengthened our financial structure, expanded our commercial capabilities, and created new opportunities for product development. We believe we are now well positioned to accelerate growth, enhance margins, and deliver long-term value for our shareholders.”

Sequence will serve as a contract manufacturer for NEXGEL/BioNX. The companies also plan to collaborate on the development of additional new products leveraging Sequence’s expertise and NEXGEL’s hydrogel technology. Sequence’s investment and ongoing role as a strategic partner align manufacturing, product development, and commercialization capabilities, while supporting future pipeline expansion, including the planned 510(k) filings in 2026, 2027, and 2028.

The transaction establishes NEXGEL as an emerging platform in regenerative medicine through the formation of BioNX Surgical, a dedicated division focused on advanced biomaterials for tendon repair, soft tissue reconstruction, and bone regeneration. The acquired portfolio includes 6 established products with over a decade of clinical use and existing reimbursement coverage, positioning the Company for accelerated commercial expansion and near-term revenue scale.

The transaction is expected to approximately triple NEXGEL’s annual revenue to approximately $35 million on a pro-forma basis and is anticipated to be immediately accretive to profitability. The acquired products carry attractive gross margins and established reimbursement pathways, enabling operating leverage as the Company integrates the business and expands distribution.

Brian Kieser, Chief Executive Officer of Sequence LifeScience™, added, “One of our core principles at Sequence LifeScience™ is that we ‘partner to multiply impact,’ and NEXGEL is a strong strategic fit. Our advanced HCT/P processing and product innovation capabilities complement NEXGEL’s technology platforms and established sales and distribution channels accelerating development, expanding market reach, and supporting scalable product expansion. Together, we are well positioned to drive meaningful growth for both organizations.”

The Company will host a shareholder update call today to discuss the Celularity transaction and its new strategic partnership with Sequence LifeScience™.

Shareholder Update Call Details:

Date: April 21, 2026

Time: 4:30 P.M. ET

Live Call: 1-800-267-6316 (U.S. Toll Free) or 1-203-518-9783 (International)

Webcast: Events and Presentations

About NEXGEL, Inc.

NEXGEL is a leading provider of healthcare, beauty, and over-the-counter (OTC) products including ultra-gentle, high-water-content hydrogel products for healthcare and consumer applications. Based in Langhorne, Pa., the Company has developed and manufactured electron-beam, cross-linked hydrogels for over two decades. NEXGEL brands include SilverSeal®, Hexagels®, Turfguard®, Kenkoderm® and Silly George®. Additionally, NEXGEL has strategic contract manufacturing relationships with leading consumer healthcare companies.

About Sequence Life Sciences

Sequence™ is a global life sciences company advancing healing through the ethical manufacturing and distribution of high-quality human tissue products. Our brand is built on decades of combined expertise in tissue banking, regenerative biologics, orthopedic innovation, and quality systems. Every product we manufacture reflects our commitment to the donors who made it possible and the patients who depend on it. www.sequencelifesci.com

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “attempt,” “estimate,” “expect,” “intend,” “plan,” “potential,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs, such as “will,” “should,” “lends,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts, including, without limitation, our expectation that the transaction will approximately triple NEXGEL’s annual revenue to about $35 million and that the transaction will make the Company immediately profitable upon closing, and our belief we are now we are well positioned to accelerate growth, enhance margins, and deliver long-term value for our shareholders. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance, or achievements to be materially different from any anticipated results, performance, or achievements for many reasons. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, including but not limited to the discussion under “Risk Factors” therein, which the Company filed with the SEC and which may be viewed at http://www.sec.gov/.

Investor Contact:

Valter Pinto, Managing Director

KCSA Strategic Communications

212.896.1254

Nexgel@KCSA.com